Press Release

FOR IMMEDIATE RELEASE:

Contact: Richard J. Stimel, FHLBank Pittsburgh, 412-288-7351; rich.stimel@fhlb-pgh.com

FHLBank Pittsburgh Announces Third Quarter Financial Results

PITTSBURGH, October 29, 2018 – The Federal Home Loan Bank of Pittsburgh today announced unaudited financial results for the third quarter of 2018. The Bank recorded net income of $98.5 million, and the Board of Directors declared dividends of 6.75 percent annualized on activity stock and 3.50 percent annualized on membership stock. Dividends are payable to the Bank’s stockholders on October 30, 2018.

“Our solid performance for the quarter is the result of an organizational focus on delivering value to our members,” said Winthrop Watson, President and Chief Executive Officer. “The fundamentals of our business remain strong as we work to support member needs and activity through the remainder of the year and beyond.”

Highlights for the third quarter of 2018 include:

•	Net income of $98.5 million
•	Net interest income of $120.1 million
•	Advances at $68.3 billion
•	Letters of credit at $21.0 billion
•	Retained earnings at $1.3 billion

Operating Results

The Bank’s net income totaled $98.5 million for the third quarter of 2018, compared to $83.9 million for the third quarter of 2017. This $14.6 million increase was driven primarily by higher net interest income and total other noninterest income.  Net interest income was $120.1 million for the third quarter of 2018, compared to $109.3 million in the third quarter of 2017. Interest income and expense were impacted by the rising interest rate environment.  Noninterest income was $12.0 million in the third quarter of 2018, compared to $6.5 million in the same prior-year period.  This $5.5 million increase was primarily driven by net gains on derivatives and hedging activities of $7.8 million in the third quarter of 2018, compared to net losses of $0.5 million in the same period in 2017, partially offset by net losses on trading securities of $3.0 million in the third quarter of 2018, compared to net gains of $0.3 million in 2017.  Third quarter 2018 performance allowed the Bank to set aside $11.0 million for affordable housing programs.

For the nine months ended September 30, 2018, net income was $268.9 million, compared to $258.7 million for the same prior-year period, an increase of $10.2 million. The increase was primarily due to higher net interest income, partially offset by a decrease in total other noninterest income. Net interest income was $346.7 million for the first nine months of 2018, compared to $328.0 million in the same period in 2017. Interest income and expense were impacted by the rising interest rate environment. Noninterest income was $21.3 million in the first nine months of 2018, compared to $26.2 million in the same period of 2017. This $4.9 million decrease was driven primarily by net losses on trading securities of $14.4 million in the first nine months of 2018, compared to net gains of $7.9 million in the same period in 2017, partially offset by net gains on derivatives and hedging activities of $16.0 million in the first nine months of 2018, compared to net losses of $0.4 million in the same prior-year period.

Balance Sheet Highlights

At September 30, 2018, total assets were $93.5 billion, compared with $99.7 billion at December 31, 2017. The decrease was primarily due to lower advances.  Advances totaled $68.3 billion at September 30, 2018, compared to $74.3 billion at year-end 2017.

Total capital at September 30, 2018, was $4.9 billion, relatively unchanged from year-end 2017. Total retained earnings at September 30, 2018, were $1.3 billion, compared to $1.2 billion at December 31, 2017.  Total retained earnings at September 30, 2018, included $336.2 million of restricted retained earnings, compared with $282.5 million of restricted retained earnings at December 31, 2017. At September 30, 2018, FHLBank Pittsburgh had total regulatory capital of $4.8 billion and remained in compliance with all regulatory capital requirements.

The Board of Directors declared a dividend on subclass B2 (activity) stock equal to an annual yield of 6.75 percent and a dividend on subclass B1 (membership) stock equal to an annual yield of 3.50 percent. These dividends will be calculated on stockholders’ average balances during the period July 1, 2018 to September 30, 2018 and credited to stockholders’ accounts on Tuesday, October 30, 2018.

Detailed financial information regarding third quarter 2018 results will be available in FHLBank Pittsburgh’s Quarterly Report on Form 10-Q, which the Bank anticipates filing on November 8, 2018.

About FHLBank Pittsburgh

As an intermediary between global capital markets and local lenders, FHLBank Pittsburgh provides readily available liquidity, as well as affordable housing and community development opportunities, to member financial institutions of all sizes in Delaware, Pennsylvania and West Virginia. The Bank is one of 11 banks in the Federal Home Loan Bank System, which was established by Congress in 1932 and serves as a reliable source of funds for housing, jobs and economic growth in all economic cycles.

Statements contained in this document, including statements describing the objectives, projections, estimates, or predictions of the future of the Federal Home Loan Bank of Pittsburgh (the Bank), may be “forward-looking statements.” These statements may use forward-looking terms, such as “anticipates,” “believes,” “could,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the following: economic and market conditions, including, but not limited to, real estate, credit and mortgage markets; volatility of market prices, rates, and indices related to financial instruments; political, legislative, regulatory, litigation, or judicial events or actions; changes in assumptions used in the other-than-temporary impairment (OTTI) process; risks related to mortgage-backed securities; changes in the assumptions used in the allowance for credit losses; changes in the Bank’s capital structure; changes in the Bank’s capital requirements; membership changes; changes in the demand by Bank members for Bank advances; an increase in advances’ prepayments; competitive forces, including the availability of other sources of funding for Bank members; changes in investor demand for consolidated obligations and/or the terms of interest rate exchange agreements and similar agreements; changes in the Federal Home Loan Bank (FHLBank) System’s debt rating or the Bank’s rating; the ability of the Bank to introduce new products and services to meet market demand and to manage successfully the risks associated with new products and services; the ability of each of the other FHLBanks to repay the principal and interest on consolidated obligations for which it is the primary obligor and with respect to which the Bank has joint and several liability; applicable Bank policy requirements for retained earnings and the ratio of the market value of equity to par value of capital stock; the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements); business and capital plan adjustments and amendments; technology and cyber-security risks; and timing and volume of market activity. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. FHLBank Pittsburgh does not undertake to update any forward-looking statements made in this announcement.

Unaudited Condensed Statements of Condition and Income

(in millions)

Condensed Statement of Condition	September 30, 2018	December 31, 2017

ASSETS:
Cash and due from banks	$158.6	$3,415.0
Investments	20,320.1	17,757.1
Advances	68,301.4	74,279.8
Mortgage loans held for portfolio, net of allowance for credit losses of $7.6 and $6.0, respectively	4,332.3	3,923.1
All other assets	369.5	288.0
Total assets	$93,481.9	$99,663.0

LIABILITIES:
Consolidated obligations, net	$87,592.8	$93,727.0
All other liabilities	992.2	1,008.5
Total liabilities	88,585.0	94,735.5

CAPITAL:
Capital stock	3,546.6	3,658.7
Retained earnings	1,255.3	1,157.9
Accumulated other comprehensive income	95.0	110.9
Total capital	4,896.9	4,927.5
Total liabilities and capital	$93,481.9	$99,663.0

	Three months ended September 30,		Nine months ended September 30,
Condensed Statement of Income	2018	2017	2018	2017
Total interest income	$ 592.0	$ 392.5	$1,600.8	$ 1,050.3
Total interest expense	471.9	283.2	1,254.1	722.3
Net interest income	120.1	109.3	346.7	328.0

Provision (benefit) for credit losses	-	0.1	2.8	-
Gains (losses) on trading securities	(3.0)	0.3	(14.4)	7.9
Gains (losses) on derivatives and
hedging	7.8	(0.5)	16.0	(0.4)

All other income	7.2	6.7	19.7	18.7

All other expense	22.6	22.5	66.3	66.7
Income before assessments	109.5	93.2	298.9	287.5

Affordable Housing Program assessment	11.0	9.3	30.0	28.8
Net income	$ 98.5	$ 83.9	$ 268.9	$ 258.7

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